Exhibit 5

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Group 4 Fax (44-20) 7374 9318

DX Box Number 10 CDE

The Directors

ARM Holdings plc

110 Fulbourn Road

Cambridge

United Kingdom

CB1 9NJ

17 November 2004

Dear Sirs

Registration Statement on Form F-4 of ARM Holdings plc (the “Registration Statement”)

1	We have acted as your English legal advisers in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 400,000,000 ordinary shares (the “Ordinary Shares”) of nominal value of 0.05p of ARM Holdings plc (the “Company”) to be issued in connection with the agreement and plan of merger dated as of 22 August 2004 (the “Merger Agreement”) between the Company, Artisan Components, Inc. (“Artisan”) and Salt Acquisition Corporation, providing for the merger (the “Merger”) of Artisan with and into Salt Acquisition Corporation pursuant to Delaware law and have taken instructions solely from you.

2	This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws including, in particular, the laws of the United States of America, the laws of the State of Delaware or any other State of the United States of America or any political sub-division thereof.

3	For the purpose of this opinion, we have examined the following documents:

3.1	a copy of the certificate of incorporation of the Company and a certified copy of the certificate of incorporation on change of name of the Company and certificate of incorporation on re-registration of the Company as a public company;

3.2	a certified copy of the Memorandum and Articles of Association of the Company incorporating amendments to 26 April 2004;

3.3	a certified copy of the minutes of a meeting of the Board of Directors of the Company held on 22 August 2004 and a draft of the minutes of a meeting of a committee of the Board of Directors of the Company to be held on 18 November 2004;

3.4	a draft dated 12 November 2004 of a circular (the “Circular”) to shareholders of the Company including a notice of the extraordinary general meeting of shareholders of the Company proposed to be held in connection with the Merger (the “Extraordinary General Meeting”); and

3.5	such other corporate records and documents as we have deemed necessary or appropriate for the purpose of this opinion.

4	In considering the above documents and in rendering this opinion we have assumed that:

4.1	in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

4.2	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

4.3	the conformity to originals of all documents supplied to us as copies;

4.4	where a document has been examined by us in draft or specimen form, it will be or has been executed or issued in the form of that draft or specimen;

4.5	all material matters stated in any documents on which we have relied are and remain accurate;

4.6	no law of any jurisdiction other than England affects our conclusions;

4.7	the Memorandum and Articles of Association of the Company referred to above are currently in force;

4.8	the meeting of the board of directors of the Company referred to above was duly convened and held on 22 August 2004 and the meeting of the committee of the board of directors of the Company referred to above will be duly convened and held on 18 November 2004, in each case as evidenced by the minutes referred to above; at such meetings a quorum of directors was or will be present and acting throughout; the resolutions referred to in such minutes were or will be duly passed and have not been or will not be amended, modified or revoked and are or will be in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at such meeting duly disclosed or will duly disclose his interest therein and was or will be entitled to count in the quorum of such meeting and to vote on the resolutions proposed thereat and such minutes are or will be a true and correct record of the proceedings therein;

4.9	prior to the issue of the Circular, a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company will be duly convened and held and shall duly resolve to issue, inter alia, the Circular to shareholders convening the Extraordinary General Meeting and that such resolution shall not be subsequently amended or revoked prior to the issue of the Circular;

4.10	prior to the issue of the Circular, it shall be approved by the Financial Services Authority in its capacity as competent authority under Part VI of the Financial Services and Markets Act 2000 and pursuant to the listing rules made thereunder;

4.11	the Extraordinary General Meeting of the shareholders of the Company to be held in connection with the Merger will be duly convened and held and that the resolutions, amongst other things, to approve the Merger, to increase the authorised share capital of the Company, to authorise the board of directors of the Company, pursuant to Section 80 of the Companies Act 1985, to allot relevant securities pursuant to and in connection with the transactions contemplated by the Merger, to be proposed at such meeting will be passed in the form of the resolutions contained in the notice of the Extraordinary General Meeting and, once passed, the relevant resolutions will not be subsequently amended or revoked prior to the effective time of the Merger;

4.12	following the passing of the foregoing resolutions at the Extraordinary General Meeting on the basis described above, a meeting of the board of directors of the Company or of a duly authorised and constituted committee of the board of directors of the Company will be duly convened and held and shall duly resolve to allot and issue Ordinary Shares pursuant to and in accordance with the Merger and that resolution shall not be subsequently amended or revoked prior to the allotment and issue of such Ordinary Shares; and

4.13	admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange.

5	On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the Ordinary Shares to be issued by the Company pursuant to and in accordance with the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

6	This opinion is addressed to you solely for your benefit and solely in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving such consents we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully /s/ LINKLATERS Linklaters